EXHIBIT 99.1

Contacts:	Investors:	Media:
	Vincent L. Sadusky	Mark Semer
	President, CEO and CFO	Kekst and Company
	(401) 457-9403	(212) 521-4802
LIN TV REPORTS 2006 THIRD QUARTER RESULTS
PROVIDENCE, RHODE ISLAND, November 9, 2006 — LIN TV Corp. (NYSE: TVL) today reported financial results for the quarter ended September 30, 2006.
Net revenues for the third quarter of 2006 increased 27% to $115.8 million compared to net revenues of $91.0 million in the third quarter of 2005. Net revenues in 2006 include revenue from stations acquired in 2005. On a pro forma basis, as if the acquisition of these stations had occurred January 1, 2005, net revenues increased 9% in the third quarter of 2006 compared to the third quarter of 2005.
Operating income for the third quarter of 2006 increased 25% to $23.0 million compared to operating income of $18.5 million for the third quarter of 2005. Net income for the third quarter of 2006 increased slightly to $3.9 million, or $0.08 per diluted share, compared to a net income of $3.8 million, or $0.07 per diluted share, in the third quarter of 2005. Operating income and net income for the three months ended September 30, 2006, as compared to the three months ended September 30, 2005, was impacted by the acquisition of stations in 2005 and $1.5 million in non-cash stock-based compensation costs as a result of our adoption of SFAS 123R, “Share Based Payment,” in the fourth quarter of 2005.
Net revenues for the nine months ended September 30, 2006 increased 23% to $332.0 million compared to net revenues of $268.9 million for the nine months ended September 30, 2005. Net revenues in 2006 include revenue from stations acquired in 2005. On a pro forma basis, as if the acquisition of these stations had occurred January 1, 2005, net revenues increased 5% in the first nine months of 2006 compared to the same period in 2005.
Operating loss for the nine months ended September 30, 2006 was $283.2 million compared to operating income of $51.0 million for nine months ended September 30, 2005. Net loss for the first nine months of 2006 was $244.8 million, or $4.99 per diluted share, compared to net income of $3.6 million, or $0.07 per diluted share, for the first nine months of 2005. Operating income and net income for the nine months ended September 30, 2006, as compared to the nine months ended September 30, 2005, was impacted by the acquisition of stations in 2005, a $333.6 million impairment of goodwill and broadcast licenses in 2006, $5.6 million of severance costs, excluding stock-based compensation, relating to the retirement of our former CEO in 2006 and

$7.1 million in non-cash stock-based compensation expense as a result of our adoption of SFAS 123R, “Share Based Payment, in the fourth quarter of 2005.
As previously announced, we entered into an agreement in July 2006 to acquire KASA-TV, the FOX affiliated station, in Albuquerque, New Mexico. This acquisition will create a duopoly with our CBS affiliated station, KRQE-TV. We have not yet completed the transaction; however, we began operating the station pursuant to a local marketing agreement on September 15, 2006. The results of the KASA-TV operations are included in our reported results from September 15, 2006.
Also, as previously announced we entered into an agreement in October 2006, to sell our Puerto Rico television operations to InterMedia Partners VII, L.P. for $130 million.
CEO Comment
Vincent L. Sadusky, LIN TV’s President and Chief Executive Officer, said “We were pleased to have exceeded our revenue guidance for the third quarter of 2006, led by better than expected political revenue and revenue from our new stations. Our leading stations garner significant political revenues in election years, as candidates want to advertise on strong local news stations. And we continue to be pleased with the performance of the TV stations we acquired last year. Revenue growth for these stations in the third quarter again outpaced growth from our core TV stations.
We expect political advertising to continue to increase demand and drive results in the fourth quarter of 2006.
We are also pleased to have reached an agreement during the quarter to sell our Puerto Rico television operations, which will enable us to achieve our goal of reducing our debt and corresponding leverage.”
Balance Sheet
Total debt outstanding on September 30, 2006 was $966.3 million, and cash and cash equivalent balances on September 30, 2006 were $19.0 million. Our net consolidated leverage as defined in our credit facility was approximately 6.7x as of September 30, 2006.

Guidance
Based on current pacings, we expect that fourth quarter revenue will increase in the low 30% range compared to net revenue of $92.0 million for the fourth quarter of 2005, excluding the Puerto Rico operations that will be reclassified as discontinued operations as of the fourth quarter. We expect same station revenue (on a pro forma basis as if the acquisition of the eight stations had occurred January 1, 2005 and excluding the Puerto Rico operations) to increase in the mid-teens from the fourth quarter of 2005.
Expense guidance for the full year 2006 has been updated, excluding the Puerto Rico operations for the entire year and including KASA-TV from September 15, 2006, as follows:

Direct operating and SG&A expenses*	Approximately $237-$238 million
Program amortization	Approximately $26-$27 million
Cash payments for programming	Approximately $26-$27 million
Cash interest expense	Approximately $62-$63 million
Corporate overhead**	Approximately $31-$32 million
Depreciation and amortization of intangible assets	Approximately $37-$38 million
Capital expenditures	Approximately $23-$25 million

*	Includes approximately $2.9 million of non-cash stock-based compensation expense.

**	Includes approximately $5.7 million of non-cash stock-based compensation expense and $5.6 million charges related to the retirement of the former CEO.
The guidance set forth above supersedes all expense guidance for the full year 2006 previously issued by us, and all such previous guidance should no longer be relied upon.

About LIN TV
We own and operate 31 television stations in 18 mid-sized markets in the U.S. and Puerto Rico, three of which are LMAs.
We own approximately 20% of KXAS-TV in Dallas, Texas and KNSD-TV in San Diego, California through a joint venture with NBC, and are a 50% non-voting investor in Banks Broadcasting, Inc., which owns KWCV-TV in Wichita, Kansas and KNIN-TV in Boise, Idaho. We are also a 1/3 owner of WAND-TV, the NBC affiliate in Decatur, Illinois, which we manage pursuant to a management services agreement.
Financial information and overviews of our stations are available on our company website at www.lintv.com.
Conference Call
We will hold a conference call to discuss our third quarter 2006 results TODAY, Thursday, November 9, 2006, at 8:30 AM Eastern Time. To participate in the call, please call 800-231-9012 (U.S. callers) or 719-457-2617 (international callers) at least 10 minutes prior to the scheduled start of the call and reference 7378418. The call can also be accessed via the investor relations section of the company’s website at www.lintv.com (listen only).
If you are unable to participate in the live call, a taped replay will be available from 11:30 am ET today through midnight (Eastern Time) on Thursday, November 16, 2006. The replay can be accessed by dialing 888-203-1112 (U.S. callers) or 719 457-0820 (international callers), and using reference code 7378418.
Safe Harbor Statement
This press release may include statements that may constitute “forward-looking statements,” including information under the captions “CEO Comment” and “Guidance” and other estimates of future business prospects or financial results and statements containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties, including, among other factors, general economic conditions, demand for advertising, the war in Iraq or other geopolitical events, competition for audience and programming, government regulations and new technologies, that could cause actual results of LIN TV to differ materially from the forward-looking statements. Factors that could contribute to such differences include the risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.
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LIN TV CORP.
Unaudited Condensed Consolidated Statements of Operations
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net revenues	$115,753	$91,003	$331,972	$268,857
Operating costs and expenses:
Direct operating (excluding depreciation of $8.6 million and $6.6 million for the three months ended September 30, 2006 and 2005, respectively, and $27.9 million and $22.8 million for the nine months ended September 30, 2006 and 2005, respectively)	33,883	27,964	100,028	82,008
Selling, general and administrative	35,431	26,192	102,714	77,838
Amortization of program rights	7,421	6,833	22,475	19,222
Corporate	6,248	4,362	24,827	14,716
Impairment of broadcast licenses and goodwill	—	—	333,553	—
Depreciation and amortization of intangible assets	9,735	7,151	31,600	24,063

Total operating costs	92,718	72,502	615,197	217,847

Operating income (loss)	23,035	18,501	(283,225)	51,010

Other expense (income):
Interest expense, net	18,269	11,115	52,397	32,860
Share of income in equity investments	(696)	(410)	(1,705)	(2,119)
Minority interest in loss of Banks Broadcasting, Inc.	(161)	(96)	(4,352)	(382)
Gain on derivative instruments	(1,446)	(1,860)	(954)	(3,455)
Loss on extinguishment of debt	—	1,082	—	13,412
Other, net	(279)	95	4,860	261

Total other expense, net	15,687	9,926	50,246	40,577

Income (loss) before provision for (benefit from) income taxes	7,348	8,575	(333,471)	10,433
Provision for (benefit from) income taxes	3,495	4,789	(88,648)	6,872

Net income (loss)	$3,853	$3,786	$(244,823)	$3,561

Basic income (loss) per common share:
Net income (loss)	$0.08	$0.07	$(4.99)	$0.07
Weighted — average number of common shares outstanding used in calculating basic income (loss) per common share	48,944	50,702	49,049	50,632

Diluted income (loss) per common share:
Net income (loss)	$0.08	$0.07	$(4.99)	$0.07
Weighted — average number of common shares outstanding used in calculating diluted income (loss) per common share	48,999	50,801	49,049	50,731

LIN TV Corp.
Unaudited Supplemental Financial Data
(in thousands)

	As of September 30,
	2006	2005

Supplemental Financial Data:
Debt outstanding	$966,275	$739,196
Cash and cash equivalents	18,994	13,145

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Capital expenditures	3,815	3,368	9,384	8,581
Program rights payments	7,734	7,728	23,055	21,545
Distributions from equity investments	1,834	409	3,871	3,464
Cash taxes, net	631	322	3,315	1,984
Stock-based compensation:
Direct operating expense	197	—	866	—
Selling, general and administrative	335	56	1,450	325
Corporate	965	45	4,760	1,548

Total	$1,497	$101	$7,076	$1,873

Interest Expense Components:
Credit Facility	$6,253	$2,667	$16,245	$6,980
$375,000 6 1/2% Senior Subordinated Notes	6,094	6,094	18,349	17,532
$190,000, 6 1/2% Senior Subordinated Notes — Class B	3,088	68	9,297	68
$125,000, 2.50% Exchangeable Senior Subordinated Debentures	799	799	2,370	2,387
$0, 8% Senior Notes	—	—	—	1,356
Other interest (income) expense, net	(133)	40	(360)	(117)

Interest expense before amortization of discount and deferred financing fees	16,101	9,668	45,901	28,206
Amortization of discount and deferred financing fees	2,168	1,447	6,496	4,654

Total interest expense, net	$18,269	$11,115	$52,397	$32,860

The following sets forth pro forma information as if the acquisition of television stations had occurred on January 1, 2005:
Net revenues	$118,946	$108,801	$341,784	$325,447
Operating income (loss)	23,306	21,825	(282,536)	57,746
Net income (loss)	3,509	3,736	(246,064)	814
Basic income (loss) per common share:
Net income (loss)	$0.07	$0.07	$(5.02)	$0.02
Weighted — average number of common shares outstanding used in calculating basic income (loss) per common share	48,944	50,702	49,049	50,632
Diluted income (loss) per common share:
Net income (loss)	$0.07	$0.07	$(5.02)	$0.02
Weighted — average number of common shares outstanding used in calculating diluted income (loss) per common share	48,999	50,801	49,049	50,731
Supplemental pro forma information:
Depreciation and amortization of intangible assets	$10,781	$9,893	$35,158	$32,892
Amortization of program rights	7,841	8,420	23,803	26,305
Payments of program rights	8,154	9,455	24,383	28,159